EXHIBIT 8.1

LIST OF SUBSIDIARIES

Subsidiaries	Jurisdiction
Embotelladora Andina Chile S.A.	Chile
Andina Inversiones Societarias SpA.	Chile
Andina Bottling Investments Dos S.A.	Chile
Andina Bottling Investments S.A.	Chile
Red de Transportes Comerciales Ltda.	Chile
Servicios Multivending Ltda.	Chile
Transportes Andina Refrescos Ltda.	Chile
VJ S.A.	Chile
Vital Aguas S.A.	Chile
Transportes Polar S.A.	Chile
Envases Central S.A.	Chile
Re-Ciclar S.A.	Chile
Rio de Janeiro Refrescos Ltda.	Brazil
Embotelladora del Atlántico S.A. Argentina	Argentina
Andina Empaques Argentina S.A. Argentina	Argentina
Paraguay Refrescos S.A.	Paraguay